Exhibit 99.1
16430 N. Scottsdale Road, Suite 450, Scottsdale, Arizona 85254 (602) 266-6700 Fax (602) 234-2264 www.zila.com
ZILA ENTERS INTO MERGER AGREEMENT WITH TOLMAR
Scottsdale, Arizona — June 25, 2009 — Zila, Inc. (Nasdaq: ZILA) today announced that it has entered into a definitive merger agreement with Tolmar Holding, Inc., a privately held, pharmaceutical research, development, manufacturing and commercial operations company. Under terms of the agreement, Tolmar will acquire all of the outstanding shares of Zila for a cash purchase price of $0.38 per share, representing an approximate premium of 18% over the closing price of Zila’s shares on June 24, 2009. Total consideration paid by Tolmar includes the purchase of Zila’s existing $12 million senior secured convertible debt at a discount.
The proposed merger transaction is subject to customary closing conditions, including approval by Zila’s stockholders, but is not subject to any financing contingency.
David Bethune, Zila’s chairman and CEO, stated, “We are fortunate to have entered into this merger agreement with Tolmar, given Zila’s current financial condition and our inability to access the financial markets. The Board of Directors conducted a substantial and exhaustive review of Zila’s available alternatives, before concluding that this transaction was fair to and in the best interest of the company and its stockholders. I am gratified that we have found a way to both satisfy our debt obligations and provide value for our shareholders. This merger will provide the resources and platform for Zila’s dedicated employees to realize the true worldwide potential of Zila’s oral cancer screening and periodontal products.”
Zila’s Board of Directors approved the merger agreement and resolved to recommend that Zila’s stockholders vote in favor of completing the proposed merger with Tolmar. Zila intends to hold a special meeting of its stockholders as soon as practicable, and the parties anticipate that the proposed merger will close in late August. Upon the completion of the proposed merger, Zila will no longer be a publicly traded company.
About Zila, Inc.
Zila, Inc., headquartered in Scottsdale, Arizona, is a diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. Zila manufactures and markets ViziLite® Plus with TBlue® (“ViziLite® Plus”), the company’s flagship product for the early detection of oral abnormalities that could lead to cancer. ViziLite® Plus is an adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use. All of Zila’s products are marketed and sold in the United States and Canada primarily through the company’s direct field sales force and telemarketing organization. The company’s products are marketed and sold in other international markets through the direct sales forces of third party distributors. Zila’s marketing programs reach most U.S. dental offices.

About Tolmar Holding, Inc.
Tolmar’s primary operating subsidiary is a Colorado-based pharmaceutical research, development, manufacturing and commercial operations company. Tolmar develops and manufacturers both proprietary and generic pharmaceutical products with specific focus in therapeutic areas of dental, dermatology, and oncology. The company’s strengths include a proven developmental, clinical, regulatory and manufacturing infrastructure with highly trained and experienced staff. Tolmar’s lead Dental product is ATRIDOX®, which is the only Locally Applied Antimicrobial that is clinically proven for all three of the following indications: gain in clinical attachment, reduction in probing depth, and reduction in bleeding on probing. Tolmar also manufactures and sells ATRISORB® FreeFlow™ and Atrisorb®-D FreeFlow™, which are bioabsorbable guided tissue regeneration barriers indicated for use in periodontal surgical procedures.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond Zila’s control. Forward-looking statements include, but are not limited to, statements about the proposed merger transaction involving Zila and Tolmar, including the timing of the closing of the proposed merger and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Zila’s stockholders to approve the proposed merger transaction; the failure of Zila or Tolmar to satisfy any other condition to the completion of the proposed merger transaction; and the risk that the transaction will be delayed. Additional factors that may affect future results are discussed in Zila’s Form 10-K for its fiscal year ended July 31, 2008 and Form 10-Q for the quarter ended April 30, 2009. Zila disclaims any obligation to update and/or revise statements contained in these materials based on new information or otherwise.
Additional Information Regarding the Merger
In connection with the proposed merger transaction, Zila intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant materials. These materials will also be mailed to Zila’s stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND RELATED MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. SUCH MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT ZILA, TOLMAR AND THE PROPOSED MERGER TRANSACTION, AND STOCKHOLDERS SHOULD CAREFULLY CONSIDER THEM BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS IN CONNECTION WITH THE PROPOSED MERGER TRANSACTION. The proxy statement and related materials (when they become available), and any other documents filed by Zila with the SEC, may be obtained free of charge at the SEC’s web site, www.sec.gov. In addition, Zila’s stockholders may obtain free copies of the documents filed by Zila with the SEC by contacting the Company’s Vice President, General Counsel and Secretary at Zila, Inc., 16430 North Scottsdale Road, Suite 450, Scottsdale, Arizona 85254-1770, or by calling (602) 266-6700. This press release does not constitute an offer of any securities for sale or the solicitation of any proxy.
Zila, its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the company’s stockholders in favor of the proposed merger transaction. Information regarding Zila’s directors and executive officers and their respective interests in the proposed merger transaction (which may be different from those of Zila’s stockholders generally) is included in the proxy statements and Annual Reports on Form 10-K that Zila has previously filed with the SEC. When it becomes available, the proxy statement relating to the proposed merger transaction will include information regarding all of Zila’s participants in the solicitation of proxies in favor of approving the merger. Stockholders of Zila can obtain free copies of these documents by using the contact information provided above.
For more information about the Company and its products, please visit www.zila.com.
Contact:
Robert Jaffe of PondelWilkinson Inc., 310-279-5969
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